Exhibit 10.1

December 4, 2007

Biotest Pharmaceuticals Corporation

c/o Biotest AG

Landsteinerstr. 5

63303 Dreieich

Germany

Biotest AG

Landsteinerstr. 5

63303 Dreieich

Germany

RE: Letter Agreement Regarding Interim Operations and Regulatory Arrangements

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement by and among Nabi Biopharmaceuticals (“Nabi”), Biotest Pharmaceuticals Corporation (“Biotest”) and Biotest AG (“Parent”; and together with Nabi and Biotest, the “Parties”), dated as of September 11, 2007, as amended from time to time (the “Purchase Agreement”). Capitalized terms used in this letter agreement that are not defined herein have the meanings assigned to such terms in the Purchase Agreement. The Parties hereby agree as follows:

1. Operations Pending Issuance of Florida Licenses. The manufacture, marketing, distribution, and sale of Nabi-HB® at the current establishment (the “Licensed Business”) shall continue to be operated under Nabi’s oversight and control in full accordance with and pursuant to Nabi’s Florida manufacturing and wholesale distributor licenses (the “Nabi Florida Licenses”) during the period (the “Interim Period”) from and after the Effective Time until Biotest is issued a Florida manufacturing license and prescription drug wholesale distributor license (collectively, the “Biotest Florida Licenses”) and consistent in all material respects with Nabi’s past practices and procedures.

a.	Oversight and Control Over Licensed Business. During the Interim Period, Nabi shall continue to have oversight and control authority over the Licensed Business including with respect to the Nabi Florida Licenses and the compliance of the Licensed Business with all requirements and obligations thereunder. Biotest and all Biotest employees shall comply in all respects with requests and/or instructions of Nabi in the exercise of Nabi’s oversight and control authority hereunder.

b.

Meetings, Coordination and Reporting. Representatives of Nabi and Biotest shall meet regularly (no less frequently than once per week) as necessary to coordinate with respect to Nabi’s oversight and control authority and with respect to Nabi’s responsibility for Florida regulatory compliance and transition matters. Each such Party shall promptly (i) provide the other with copies of all correspondence between such Party and the Florida Department of Health (“FDOH”) and any other Governmental Authority involved in administration of the Nabi Florida Licenses and (ii) inform the other Party of material events or occurrences relating to compliance with the Nabi Florida Licenses.

c.	Nabi Corporate Officer. Nabi’s Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer, Jordan I. Siegel, will remain an employee and officer of Nabi during the Interim Period and shall be based at 5800 Park of Commerce Blvd., NW, Boca Raton, FL, the facility where the Licensed Business is conducted (the “Facility”). Mr. Siegel shall have principal on-site authority for exercising on behalf of Nabi the oversight and control authority described herein during the Interim Period.

d.

Ownership of Nabi-HB Inventory, WIP, And API. Notwithstanding anything to the contrary contained in the Purchase Agreement or the Other Agreements, Nabi shall retain title to the Nabi-HB® Finished Goods, Nabi-HB WIP, and Nabi-HB raw materials (collectively, “Nabi-HB Inventory”) until such time as the Biotest Florida Licenses are issued (which for purposes of this Agreement shall also encompass any alternative means, authorized by the relevant Florida State Governmental Authorities, of granting to Biotest authority necessary under Florida law to own the Nabi-HB Inventory). All labeled Nabi-HB Inventory shall retain its current Nabi labeling until Biotest obtains all applicable approvals for new Biotest labeling and the Biotest Florida Licenses are issued. During the Interim Period, Nabi shall not allow any Encumbrances on the Nabi-HB Inventory other than Permitted Encumbrances. Upon issuance of the Biotest Florida Licenses, Nabi will convey to Biotest all of its right, title and interest in the Nabi-HB Inventory that has not, prior to that time, been sold in accordance with Section 1.e below.

e.	Nabi Maintenance Of Nabi Florida Licenses. During the Interim Period, Nabi shall correct, if necessary, its pending Florida state wholesalers license application and respond to any requests or questions raised by the State of Florida and shall use commercially reasonable efforts to maintain and keep in full force and effect the Nabi Florida Licenses and to.

f.	Marketing, Distribution and Sale of Nabi-HB. During the Interim Period, all marketing, distribution, and sales of Nabi-HB Inventory shall be conducted by Nabi. When orders for Nabi-HB are received Nabi will cause such orders to be fulfilled and invoiced in Nabi’s name in the same manner as prior to the Effective Time, provided that remittance instructions shall be to Nabi in a manner reasonably acceptable to Biotest, with payout to Biotest in accordance with the reconciliation provisions of Section 1.g hereof when the Biotest Florida Licenses are issued. During the Interim Period, Biotest shall comply with the requests and/or instructions of Nabi that Nabi believes in good faith to be necessary in order to ensure that the conduct of Nabi-HB marketing, distribution, and sales activities comports with Federal and State law and the obligations of both Nabi and Biotest thereunder.

g.	Rights to Trademarks and Promotional Materials. Nabi shall retain rights to the Promotional Materials and BSBU Marks as necessary to effectuate the purposes of this Agreement and comply with the Nabi Florida Licenses. Biotest shall not use the Promotional Materials or BSBU Marks until the Biotest Florida Licenses are issued.

h.	Operation for the Account of Biotest; Reconciliation Activities. Nabi’s operation of the Licensed Business during the Interim Period shall be for the ultimate financial benefit of Biotest in order to give effect to the Parties’ intentions under the Purchase Agreement. Accordingly, all revenues and expense of operation of the Licensed Business from and after the Effective Time shall be for the account of Biotest. The Parties shall conduct a periodic reconciliation, no less frequently than once per week, to ensure that revenues and expenses relating to the operation of the Licensed Business during the Interim Period are properly allocated to Biotest. Such reconciled revenues shall be paid or received by Biotest when the Biotest Florida Licenses are issued.

2. Interim Oversight With Respect to Federal Registrations. From the Closing until the transfers of Nabi’s federal Registrations to Biotest are authorized and all federal licenses issued or transferred to Biotest, Nabi shall have oversight and control authority over the elements of Biotest’s post-Closing operations that are subject to such Registrations (to the extent that authorization for transfer has not been received) as necessary or as mandated by FDA in connection with the compliance of such operations with the requirements of such Registrations. Biotest shall comply in all respects with requests and/or instructions of Nabi in the exercise of Nabi’s oversight and control authority hereunder.

3. Indemnification. Biotest shall indemnify and defend the Seller Indemnitees against, and agrees to hold them harmless from, any Losses sustained or incurred (payable promptly upon written request by any Seller Indemnitee), to the extent arising from, in connection with, or otherwise with respect to acts or omissions by or on behalf of Nabi relating to this Agreement and the activities contemplated hereunder, provided, however, that Biotest shall not be required to indemnify any Person, and shall not have any liability under this Section 3 to the extent the liability or obligation is directly caused by the gross negligence or willful misconduct of any Seller Indemnitee. Except as expressly provided herein, indemnification of Seller Indemnitees hereunder shall be governed by Article XI and other applicable provisions of the Purchase Agreement as if the indemnification were of Losses with respect to an Assumed Liability.

4. Nabi CFO. Mr. Siegel shall remain as an employee of Nabi in the position of Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer from the Effective Time through March 28, 2008 unless Mr. Siegel resigns or is terminated by Nabi. During such time, Mr. Siegel may accept simultaneous appointment as Chief Financial Officer of Biotest and may perform the duties of that position to the extent that such duties do not unreasonably interfere with Mr. Siegel’s duties to Nabi. Biotest may announce the appointment of Mr. Siegel as its Chief Financial Officer from and after the Effective Date. Nabi shall pay Mr. Siegel’s compensation during such period in accordance with his existing employment agreement. In the event that Mr. Siegel determines that there is an actual or potential conflict between his duties to Nabi and his duties to Biotest with respect to any matter or issue, Mr. Siegel shall promptly inform the Chief Executive Officers of Nabi and Parent and their mutual determination with respect to such conflict shall control. If the conflict cannot be resolved in the foregoing manner, either Party may refer the conflict to arbitration in accordance with Section 12.8 of the Purchase Agreement. Pending resolution of the conflict, Mr. Siegel shall not have a duty to either Nabi or Biotest with respect to the matter or issue. In any such circumstance, Nabi shall as soon as reasonably possible appoint another Nabi officer who shall have principal on-site authority for exercising on behalf of Nabi the oversight and control authority described herein during the Interim Period. Biotest hereby confirms for the benefit of Mr. Siegel that his continued employment by Nabi pursuant to this Section 4 will not constitute grounds for termination for cause under his employment agreement with Biotest. Nabi hereby confirms for the benefit of Mr. Siegel that his employment by Biotest pursuant to this Section 4 will not constitute grounds for termination for cause under his Employment Agreement with Nabi dated April 29, 2006 and that his continued employment by Nabi will not effect his status as an “affected employee” for purposes of certain benefits to which he is eligible as a result of the closing of the transactions contemplated by the Purchase Agreement.

5. Mutual Waiver of Certain Purchase Agreement Provisions. Each Party waives any breach by the other Party of a representation, warranty or covenant of such other Party under the Purchase Agreement or any Other Agreement that occurs as a direct result of such other Party’s performance of its obligations under this Agreement.

6. Incorporation by Reference of Certain Provisions of Purchase Agreement. Except as specifically provided herein or unless the context requires otherwise, Article XII of the Purchase Agreement is hereby incorporated by reference herein as if set out at length herein, and shall be read to apply to this letter agreement standing on its own.

7. Controlling Document. In the event of any inconsistency between the terms of this letter agreement and any term of the Purchase Agreement or any Other Agreement, the terms of this letter agreement shall govern.

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If the foregoing reflects your understanding with respect to the subject matter of this letter agreement, please acknowledge your agreement with and acceptance of the same by signing the enclosed counterpart of this letter in the space provided below and returning it to the undersigned.

Very truly yours,

NABI BIOPHARMACEUTICALS

By:	/s/ Leslie Hudson, Ph.D.
Name:	Leslie Hudson, Ph.D.
Title:	President and Chief Executive Officer

Acknowledged and agreed as of the date first written above:

BIOTEST PHARMACEUTICALS CORPORATION

By:	/s/ Dr. Michael Ramroth
Name:	Dr. Michael Ramroth
Title:	President

BIOTEST AG

By:	/s/ Martin Reineke, POA
Name:	Dr. Gregor Schulz
Title:	Chief Executive Officer

By:	/s/ Dr. Michael Ramroth
Name:	Dr. Michael Ramroth
Title:	Chief Financial Officer

cc:	Kaye Scholer LLC

Attention: Russell Pallesen